EXHIBIT (99)(a)

NEWS RELEASE
January 23, 2017
Contact:	Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President and Chief Financial Officer

828-464-5620, Fax 828-465-6780

For Immediate Release

PEOPLES BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS RESULTS

Peoples Bancorp of North Carolina, Inc. (NASDAQ: PEBK), the parent company of Peoples Bank, reported fourth quarter and year to date earnings results with highlights as follows:

Fourth quarter highlights:

•
Net earnings were $1.3 million or $0.24 basic and diluted net earnings per share for the three months ended December 31, 2016, as compared to $2.2 million or $0.40 basic net earnings per share and $0.39 diluted net earnings per share for the same period one year ago.

•
Prepaid $23.5 million FHLB borrowings with weighted average rate of 4.28%.  A prepayment penalty of $1.3 million, which is included in other non-interest expenses, was incurred as the result of prepaying $23.5 million in FHLB borrowings.

Year to date highlights:

•
Net earnings were $9.2 million or $1.68 basic net earnings per share and $1.65 diluted net earnings per share for the year ended December 31, 2016, as compared to $9.6 million or $1.73 basic net earnings per share and $1.72 diluted net earnings per share for the same period one year ago.

•	Non-performing assets declined to $4.1 million or 0.4% of total assets at December 31, 2016, compared to $9.1 million or 0.9% of total assets at December 31, 2015.
•	Total loans increased $34.7 million to $723.8 million at December 31, 2016, compared to $689.1 million at December 31, 2015.
•	Core deposits were $865.4 million or 96.9% of total deposits at December 31, 2016, compared to $805.0 million or 96.7% of total deposits at December 31, 2015.
•	2016 non-interest expense reflects the following non-recurring expenses totaling $2.8 million:
o	$1.5 million consulting fees associated with the FDIC Consent Order (the "Order") issued in August 2015.
o	$1.3 million penalties on FHLB borrowing prepayments.

Lance A. Sellers, President and Chief Executive Officer, attributed the decrease in fourth quarter net earnings to an increase in non-interest expense and a decrease in the credit to the provision for loan losses, which were partially offset by an increase in net interest income and an increase in non-interest income.
Net interest income was $9.3 million for the three months ended December 31, 2016, compared to $9.1 million for the three months ended December 31, 2015.  The increase in net interest income was primarily due to a $146,000 increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.25% increase in the prime rate in December 2015, combined with a $30,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of time deposits and FHLB borrowings during the three months ended December 31, 2016, as compared to the same period one year ago.  Net interest income after the provision for loan losses was $9.4 million for the three months ended December 31, 2016, compared to $9.3 million for the three months ended December 31, 2015.  The provision for loan losses for the three months ended December 31, 2016 was a credit of $98,000, as compared to a credit of $210,000 for the three months ended December 31, 2015.  The decrease in the credit to the provision for loan losses is primarily attributable to a $10.8 million increase in loans outstanding during the fourth quarter of 2016, as compared to a $4.3 million increase in loans outstanding during the fourth quarter of 2015.
Non-interest income was $3.7 million for the three months ended December 31, 2016, compared to $3.5 million for the three months ended December 31, 2015.  The increase in non-interest income is primarily attributable to a $405,000 gain on the sale of securities during the three months ended December 31, 2016, compared to no gain on sale of securities for the same period one year ago.

Non-interest expense was $11.8 million for the three months ended December 31, 2016, compared to $10.0 million for the three months ended December 31, 2015.  The increase in non-interest expense was primarily due to a $1.4 million increase in other non-interest expense and a $548,000 increase in salaries and benefits expense, during the three months ended December 31, 2016, as compared to the three months ended December 31, 2015.  The increase in other non-interest expense is primarily due to a $757,000 increase in FHLB prepayment penalties, a $173,000 increase in consulting fees and a $140,000 increase in marketing expense during the three months ended December 31, 2016, as compared to the three months ended December 31, 2015.
Year-to-date net earnings as of  December 31, 2016 were $9.2 million or $1.68 basic net earnings per share and $1.65 diluted net earnings per share, as compared to $9.6 million or $1.73 basic net earnings per share and $1.72 diluted net earnings per share for the same period one year ago.  The decrease in year-to-date net earnings is primarily attributable to an increase in non-interest expense, which was partially offset by an increase in net interest income, an increase in the credit to the provision for loan losses and an increase in non-interest income, as discussed below.
Year-to-date net interest income as of December 31, 2016 was $36.5 million compared to $35.2 million for same period one year ago.  The increase in net interest income was primarily due to a $1.1 million increase in interest income, which was primarily attributable to an increase in the average outstanding balance of loans and a 0.25% increase in the prime rate in December 2015, combined with a $213,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of time deposits and FHLB borrowings during the year ended December 31, 2016, as compared to the same period one year ago.  Net interest income after the provision for loan losses was $37.7 million for the year ended December 31, 2016, compared to $35.2 million for the same period one year ago.  The provision for loan losses for the year ended December 31, 2016 was a credit of $1.2 million, as compared to a credit of $17,000 for the year ended December 31, 2015.  The increase in the credit to the provision for loan losses is primarily attributable to a reduction in the required level of the allowance for loan losses resulting from lower historical loss rates used to calculate the ASC 450-20 reserve as the elevated level of loan losses incurred in 2010 and 2011 are no longer included in the historical loss calculations.
Non-interest income was $14.0 million for the year ended December 31, 2016, compared to $13.3 million for the year ended December 31, 2015.  The increase in non-interest income is primarily attributable to $729,000 in gains on the sale of securities during the year ended December 31, 2016 and a $298,000 increase in mortgage banking income during the year ended December 31, 2016, as compared to the year ended December 31, 2015.
Non-interest expense was $40.0 million for the year ended December 31, 2016, as compared to $35.8 million for the year ended December 31, 2015.  The increase in non-interest expense was primarily due to a $2.7 million increase in other non-interest expense, a $979,000 increase in salaries and benefits expense and a $477,000 increase in occupancy expense during the year ended December 31, 2016, as compared to the year ended December 31, 2015.  The increase in other non-interest expense is primarily due to a $757,000 increase in penalties associated with the prepayment of FHLB borrowings and a $1.2 million increase in consulting fees due to expenses associated with the Order issued in August 2015.  The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time periods specified in the Order.
Total assets were $1.1 billion as of December 31, 2016, as compared to $1.0 billion as of December 31, 2015.  Available for sale securities were $249.9 million as of December 31, 2016, compared to $268.5 million as of December 31, 2015.  Total loans were $723.8 million as of December 31, 2016, compared to $689.1 million as of December 31, 2015.
Non-performing assets declined to $4.1 million or 0.4% of total assets at December 31, 2016, compared to $9.2 million or 0.9% of total assets at December 31, 2015.  The decline in non-performing assets is due to a $4.6 million decrease in non-accrual loans and a $456,000 decrease in other real estate owned properties.  Non-performing loans include $3.7 million in commercial and residential mortgage loans, $21,000 in acquisition, development and construction ("AD&C") loans and $55,000 in other loans at December 31, 2016, as compared to $8.1 million in commercial and residential mortgage loans, $146,000 in AD&C loans and $181,000 in other loans at December 31, 2015.

The allowance for loan losses at December 31, 2016 was $7.6 million or 1.0% of total loans, compared to $9.6 million or 1.4% of total loans at December 31, 2015.  Management believes the current level of the allowance for loan losses is adequate; however, there is no assurance that additional adjustments to the allowance will not be required because of changes in economic conditions, regulatory requirements or other factors.
Deposits were $892.9 million as of December 31, 2016, compared to $832.2 million at December 31, 2015.  Core deposits, which include noninterest-bearing demand deposits, NOW, MMDA, savings and non-brokered certificates of deposit of denominations less than $250,000, increased $60.4 million to $865.4 million at December 31, 2016, as compared to $805.0 million at December 31, 2015.  Certificates of deposit in amounts of $250,000 or more totaled $26.8 million at December 31, 2016, as compared to $26.9 million at December 31, 2015.
Securities sold under agreements to repurchase were $36.4 million at December 31, 2016, as compared to $27.9 million at December 31, 2015.
Shareholders' equity was $107.4 million, or 9.9% of total assets, as of December 31, 2016, compared to $104.9 million, or 10.1% of total assets, as of December 31, 2015.  The increase in shareholders' equity is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in accumulated other comprehensive income resulting from a decrease in the unrealized gain on investment securities and a $2.0 million decrease in common stock due to 92,738 shares of common stock being repurchased under the Company's stock repurchase program implemented during the second quarter of 2016.
Peoples Bank operates 20 banking offices entirely in North Carolina, with offices in Catawba, Alexander, Lincoln, Mecklenburg, Union, Iredell and Wake Counties.  Peoples Bank also operates loan production offices in Lincoln, Durham and Forsyth Counties.  The Company's common stock is publicly traded and is quoted on the Nasdaq Global Market under the symbol "PEBK."

Statements made in this press release, other than those concerning historical information, should be considered forward-looking statements pursuant to the safe harbor provisions of the Securities Exchange Act of 1934 and the Private Securities Litigation Act of 1995.  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management and on the information available to management at the time that this release was prepared.  These statements can be identified by the use of words like "expect," "anticipate," "estimate," and "believe," variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission,  including but not limited to those described in the Company's annual report on Form 10-K for the year ended December 31, 2015.

CONSOLIDATED BALANCE SHEETS
December 31, 2016 and 2015
(Dollars in thousands)

	December 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS:
Cash and due from banks	$53,613	$29,194
Interest-bearing deposits	16,481	10,569
Cash and cash equivalents	70,094	39,763

Investment securities available for sale	249,946	268,530
Other investments	2,635	3,636
Total securities	252,581	272,166

Mortgage loans held for sale	5,709	4,149

Loans	723,811	689,091
Less: Allowance for loan losses	(7,550)	(9,589)
Net loans	716,261	679,502

Premises and equipment, net	16,452	16,976
Cash surrender value of life insurance	14,952	14,546
Accrued interest receivable and other assets	11,942	11,379
Total assets	$1,087,991	$1,038,481

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
Noninterest-bearing demand	$271,851	$244,231
NOW, MMDA & savings	477,054	431,052
Time, $250,000 or more	26,771	26,891
Other time	117,242	130,001
Total deposits	892,918	832,175

Securities sold under agreements to repurchase	36,434	27,874
FHLB borrowings	20,000	43,500
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	10,592	9,449
Total liabilities	980,563	933,617

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding
5,417,800 shares at 12/31/16 and
5,510,538 shares at 12/31/2015	44,187	46,171
Retained earnings	60,254	53,183
Accumulated other comprehensive income	2,987	5,510
Total shareholders' equity	107,428	104,864

Total liabilities and shareholders' equity	$1,087,991	$1,038,481

CONSOLIDATED STATEMENTS OF INCOME
For the three months and years ended December 31, 2016 and 2015
(Dollars in thousands, except per share amounts)

	Three months ended		Years ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
INTEREST INCOME:
Interest and fees on loans	$8,267	$8,082	$32,452	$31,098
Interest on due from banks	56	5	123	26
Interest on investment securities:
U.S. Government sponsored enterprises	621	657	2,531	2,616
State and political subdivisions	1,105	1,135	4,454	4,600
Other	57	81	249	326
Total interest income	10,106	9,960	39,809	38,666

INTEREST EXPENSE:
NOW, MMDA & savings deposits	128	109	495	432
Time deposits	133	184	586	870
FHLB borrowings	413	441	1,661	1,735
Junior subordinated debentures	132	105	485	402
Other	14	11	44	45
Total interest expense	820	850	3,271	3,484

NET INTEREST INCOME	9,286	9,110	36,538	35,182
PROVISION FOR (REDUCTION OF PROVISION
FOR) LOAN LOSSES	(98)	(210)	(1,206)	(17)
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	9,384	9,320	37,744	35,199

NON-INTEREST INCOME:
Service charges	1,206	1,149	4,497	4,647
Other service charges and fees	143	214	890	931
Gain on sale of securities	405	-	729	-
Mortgage banking income	340	320	1,428	1,130
Insurance and brokerage commissions	156	170	632	714
Miscellaneous	1,416	1,651	5,800	5,890
Total non-interest income	3,666	3,504	13,976	13,312

NON-INTEREST EXPENSES:
Salaries and employee benefits	5,150	4,602	19,264	18,285
Occupancy	1,522	1,710	6,765	6,288
Other	5,112	3,711	13,953	11,205
Total non-interest expense	11,784	10,023	39,982	35,778

EARNINGS BEFORE INCOME TAXES	1,266	2,801	11,738	12,733
INCOME TAXES	(36)	613	2,561	3,100

NET EARNINGS	$1,302	$2,188	$9,177	$9,633

PER SHARE AMOUNTS
Basic net earnings	$0.24	$0.40	$1.68	$1.73
Diluted net earnings	$0.24	$0.39	$1.65	$1.72
Cash dividends	$0.10	$0.08	$0.38	$0.28
Book value	$19.83	$19.03	$19.83	$19.03

FINANCIAL HIGHLIGHTS
For the three months and years ended December 31, 2016 and 2015
(Dollars in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
SELECTED AVERAGE BALANCES:
Available for sale securities	$248,525	$261,512	$252,725	$266,830
Loans	718,884	687,592	703,484	669,628
Earning assets	1,014,156	951,843	985,236	952,251
Assets	1,112,191	1,043,587	1,076,604	1,038,594
Deposits	880,955	819,638	856,313	816,628
Shareholders' equity	109,286	105,122	113,196	106,644

SELECTED KEY DATA:
Net interest margin (tax equivalent)	3.86%	3.99%	3.94%	3.94%
Return on average assets	0.47%	0.83%	0.85%	0.93%
Return on average shareholders' equity	4.74%	8.26%	8.11%	9.03%
Shareholders' equity to total assets (period end)	9.87%	10.10%	9.87%	10.10%

ALLOWANCE FOR LOAN LOSSES:
Balance, beginning of period	$8,045	$10,420	$9,589	$11,082
Provision for loan losses	(98)	(210)	(1,206)	(17)
Charge-offs	(484)	(668)	(1,238)	(1,844)
Recoveries	87	47	405	368
Balance, end of period	$7,550	$9,589	$7,550	$9,589

ASSET QUALITY:
Non-accrual loans			$3,825	$8,432
90 days past due and still accruing			-	17
Other real estate owned			283	739
Total non-performing assets			$4,108	$9,188
Non-performing assets to total assets			0.38%	0.88%
Allowance for loan losses to non-performing assets			183.79%	104.36%
Allowance for loan losses to total loans			1.04%	1.39%

LOAN RISK GRADE ANALYSIS:
	Percentage of Loans
	By Risk Grade
	12/31/2016	12/31/2015
Risk Grade 1 (excellent quality)	1.32%	1.66%
Risk Grade 2 (high quality)	26.82%	24.40%
Risk Grade 3 (good quality)	55.10%	53.64%
Risk Grade 4 (management attention)	11.99%	14.26%
Risk Grade 5 (watch)	3.07%	3.26%
Risk Grade 6 (substandard)	1.40%	2.53%
Risk Grade 7 (doubtful)	0.00%	0.00%
Risk Grade 8 (loss)	0.00%	0.00%

At December 31, 2016, including non-accrual loans, there were four relationships exceeding $1.0 million in the Watch risk grade (which totaled $7.2 million) and one relationship exceeding $1.0 million in the Substandard risk grade (which totaled $1.3 million).

(END)